TRADITIONAL INDIVIDUAL RETIREMENT
                       ANNUITY (IRA) DISCLOSURE STATEMENT

Your Traditional Individual Retirement Annuity (referred to here as an IRA) is issued in accordance with Section 408(b) of the Internal Revenue Code of 1986, as amended.

You may return your IRA to AAL, 4321 North Ballard Road, Appleton, Wisconsin, 54919, (1-800-225-5225), or one of its representatives within 7 days after initially receiving the IRA disclosure statement if for any reason you are not satisfied. Upon such return, your IRA shall be void from the beginning, and AAL will refund all contributions made to the IRA.

Please keep this form with your certificate and read this information carefully. In addition to helping you understand your IRA, it also meets federal notification requirements. It will help familiarize you with the restrictions placed on the IRA and enable you to preserve its unique tax advantages. Further information can be obtained from any district office of the Internal Revenue Service.

1.   What is an IRA?

     An IRA allows funds to be accumulated for retirement for the exclusive benefit of the IRA owner. An IRA has two tax advantages. First, interest from contributions accumulates tax deferred until distributions occur. Second, contributions may be tax deductible if you have income below a certain limit.

2.   Have AAL's IRA certificates been approved by the IRS?

     Yes, AAL's IRA certificates have been found acceptable by the Internal Revenue Service. The approval is only as to the form of the certificate and does not represent a determination of the merits of the IRA.

3.   Do I need earned income to be eligible to make an IRA contribution?

     You must have earned income to be eligible to contribute to an IRA. Earned income means wages, salaries, fees, commissions, tips, bonuses, alimony, and other amounts you receive for services rendered by you. Earned income does not include social security payments, dividends, interest, rents, royalties, and disability income.

4.   If I'm over age 70 1/2, am I eligible to make a contribution to an IRA?

     No, you can only make a contribution to an IRA if you are under age 70 1/2 and you or your spouse have earned income.

5.   How much can I contribute to an IRA?

     You can annually contribute up to a maximum of $2,000 of earned income into an IRA, less contributions made to Roth IRAs for the same tax year. If your earned income for a year is less than $2,000, your contribution is limited to the total amount of earned income.

6. If I am married and file a joint tax return, can I make a contribution for my spouse to an IRA if my spouse has little or no earned income?

     If you are eligible to contribute to an IRA and your spouse has little or no earned income, you may contribute to an IRA for yourself and an IRA for your spouse. The maximum combined annual contribution for the two IRAs is $4,000 or 100% of your combined earned income, whichever is less. If the combined earned income of you and your spouse is less than $4,000, or 100% our total contribution for all IRAs including Roth IRAs) is limited to the total amount of your combined earned income.
     Neither IRA may receive more than $2,000 annually.

7.   Can I contribute to an IRA after the end of my tax year?

     A contribution to an IRA must be made by your tax filing deadline, generally April 15. Your check must be in the mail by the tax filing deadline. Tax filing extensions do not allow contributions to be made after your tax filing deadline. When a contribution is made after the end of the year, you must elect which tax year the contribution is being made for or the default is the current year.


                                                  AID ASSOCIATION FOR LUTHERANS
                                                  4321 N Ballard Road,
                                                  Appleton, WI 54919-0001

8.   What if I contribute too much in a given year to my IRA?

     You will be subject to a 6% excise tax on excess contributions over the maximum contribution amount. This tax will apply each year in which an excess remains in your IRA. This penalty is avoided if the amount equal to the excess, plus interest, is removed prior to your income tax filing deadline. Please contact AAL to request a removal of any excess contribution from your IRA.

9. What if I made a contribution to an IRA but instead want the contribution to be made to a Roth IRA?

     You can choose to recharacterize all or part of your IRA contribution to a Roth IRA if you determine that you exceed the IRA modified adjusted gross income (MAGI) limits for making a deductible contribution or you decide you would rather contribute to a Roth IRA instead of an IRA. You must be eligible to make a Roth IRA contribution. The transfer of funds must include all earnings that have accrued in the IRA. A recharacterization can be made until your federal income tax filing deadline (including extensions).

10.  Can I make additional contributions to my IRA?

     This depends upon whether you have selected a single or flexible premium certificate. If you have selected a single premium certificate, no further contributions can be made to that certificate. A new IRA must be established to make additional contributions. If you have selected a flexible premium certificate, additional contributions can be made as long as you do not exceed the IRA contribution limits.

11.  Are IRA contributions tax deductible?

     Contributions to an IRA may be deductible depending upon your tax filing status, your MAGI, and your active participation in your employer's retirement plan (such as 401(k) plan, profit sharing, money purchase plan, Simplified Employee Pension Plan (SEP), or Savings Incentive Match Plan for Employees (SIMPLE)). See questions 12-17 to address these rules.

12. How do I know if I am an active participant in my employer's retirement plan?

     Generally, you are an active participant if you are receiving contributions by your employer to a retirement plan. You may be alerted to your active participation status by your employer indicating such status on IRS Form W-2.

13. If I file my tax return as a single filer and do not participate in my employer's retirement plan, can I make a deductible contribution to my IRA?

     Yes, your contribution will be deductible regardless of your MAGI.

14. If I file my tax return as a single filer and do participate in my employer's retirement plan, can I make a deductible contribution to my IRA?

     Whether you can make a deductible contribution depends upon your MAGI. Since you participate in your employer's retirement plan, you can only make a deductible contribution if your MAGI is below a certain level. The chart below summarizes the MAGI contribution limits for single filers. If your MAGI is below the lowest limit, you are eligible for a fully deductible contribution to an IRA. If your MAGI is between the limit, you are eligible to make a limited deductible contribution. If your MAGI exceeds the upper limit, you are not eligible for a deductible contribution.

     Generally, MAGI is your adjusted gross income, which is the bottom line on the front of your IRS Form 1040 personal income tax return, without taking into account any deductible contribution to an IRA. IRS Publication 590 explains how to calculate MAGI and contains a worksheet to determine the exact amount of your maximum deductible contribution.

     The MAGI thresholds will be increasing gradually over the next several years. Therefore, if you are not currently eligible for a deductible contribution because your MAGI exceeds the limits, you may be eligible as the MAGI limits increase.

     SINGLE FILER ACTIVE PARTICIPANT
     DEDUCTIBILITY LIMITS
              MAGI LIMITS
      1999    $31,000 - $41,000
      2000    $32,000 - $42,000
      2001    $33,000 - $43,000
      2002    $34,000 - $44,000
      2003    $40,000 - $50,000
      2004    $45,000 - $55,000
      2005    $50,000 - $60,000


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15.  If I am  married  and file a joint tax  return  and  neither  my spouse nor myself participates in an employers retirement plan, can I make a deductible contribution to my IRA?

     Yes, your contribution will be deductible regardless of your MAGI. The same rule is true for your spouse.

16. If I am married and file a joint tax return and participate in my employer's retirement plan, can I make a deductible contribution to my IRA?

     Whether you can make a deductible contribution depends upon your MAGI. Since you participate in your employer's retirement plan, you can only make a deductible contribution if your MAGI is below a certain level. The chart below summarizes the MAGI contribution limits for joint filers. If your MAGI is below the lowest limit, you are eligible for a fully deductible contribution to an IRA. If your MAGI is between the limit, you are eligible to make a limited contribution. If your MAGI exceeds the upper limit, you are not eligible for a deductible contribution.

     The MAGI thresholds will be increasing gradually over the next several years. Therefore, if you are not currently eligible for a deductible contribution because your MAGI exceeds the limits, you may be eligible as the MAGI limits increase.

     JOINT FILER ACTIVE PARTICIPANT
     DEDUCTIBILITY LIMITS
              MAGI LIMITS
       1999    $51,000 - $61,000
       2000    $52,000 - $62,000
       2001    $53,000 - $63,000
       2002    $54,000 - $64,000
       2003    $60,000 - $70,000
       2004    $65,000 - $75,000
       2005    $70,000 - $80,000
       2006    $75,000 - $85,000
       2007    $80,000 - $100,000

17. If I am married and file a joint tax return and I do not participate in an employers retirement plan but my spouse is an active participant in their employer's retirement plan, can I make a deductible contribution to my IRA?

     Even though you do not participate in an employer's retirement plan, your spouse does and therefore, you can only make a deductible contribution to an IRA if your MAGI is under $150,000. If your MAGI is between $150,000 and $160,000, you are eligible to make a limited deductible contribution. If your combined MAGI exceeds $160,000, you are not eligible for a deductible contribution.

18. What are the tax consequences when I take a distribution from my IRA before age 59 1/2?

     If you take a distribution from your IRA before age 59 1/2, you will have several tax consequences. You will be subject to ordinary income taxes on the taxable portion of the distribution. If you have made both deductible and nondeductible contributions to your IRA, upon distribution, part will be taxable and part nontaxable. The taxable portion includes all deductible contributions that were made to the IRA and interest earned on your contributions. You must use IRS Form 8606 to determine how much of any IRA distribution is nontaxable.

     In addition, you will be subject to the 10% premature distribution penalty tax, unless an exception applies. The exceptions to the 10% premature distribution penalty tax are: attainment of age 59 1/2, death, disability, substantially equal periodic payments, health insurance premiums for unemployed individuals who have received unemployment compensation for twelve consecutive weeks, unreimbursed medical expenses that exceed 7.5% of adjusted gross income, qualified higher education expenses, and first time homebuyer ($10,000 lifetime limit).

     Unless you elect not to have federal income taxes withheld, AAL is required to withhold from the entire distribution an amount determined under IRS Regulations.

     If amounts are distributed within seven years from the date your IRA is issued, AAL withdrawal charges may still apply.

19.  What are qualified higher education expenses?

     This is an exception to the 10% premature distribution penalty tax for amounts distributed to pay certain post-secondary education expenses such as tuition, fees, books, supplies, equipment, and even room and board in some cases. Distributions under this exception can be made for yourself, children, grandchildren or your spouse. Amounts distributed will be subject to ordinary income taxation, but the 10% premature distribution penalty tax will not apply.

20.  What  is  the  first  time   homebuyer   exception  to  the  10%  premature
     distribution penalty tax?

     The first time homebuyer exception allows a lifetime limit of $10,000 to be distributed from your IRA to use for the purchase of a home. Generally, you are a first time homebuyer if you had no present ownership in a home during the two year period prior to the purchase. A total of $10,000 can be distributed under this exception for yourself, children or grandchildren. Amounts distributed will be subject to ordinary income taxation, but the 10% premature distribution penalty tax will not apply.

21. How will I be taxed if I am disabled, or I have medical expenses totaling over 7.5% of my adjusted gross income, or I pay health insurance premiums while unemployed and take a distribution before age 59 1/2?

     The distribution is taxable as ordinary income as received but is not subject to the 10% premature distribution penalty tax. You are considered to be disabled if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration. You will not be considered to be disabled unless you furnish proof of the existence in such a manner as required by the IRS.

22. What are the tax consequences when I take a distribution from my IRA after age 59 1/2?

     Your distribution will not be subject to the 10% premature distribution penalty tax since you are over age 59 1/2. However, you will pay ordinary income taxes on the taxable portion of the distribution. If deductible and nondeductible contributions were made to an IRA, you must use IRS Form 8606 to determine the non-taxable portion of the distribution.

     If amounts are distributed within seven years from the date your IRA is issued, AAL withdrawal charges may still apply. 23. What is the latest age I must begin to take benefits from my IRA?

     You must start receiving benefits by April 1st of the calendar year after the calendar year in which you turn age 70 1/2 or severe tax penalties may result. If the amount of money you begin receiving after age 70 1/2 does not satisfy the minimum distribution requirements, a 50% penalty tax may be imposed on the difference between what you received and the amount you were required to receive.

24. How will I be taxed if I take a distribution as a lump-sum between ages 59 1/2 and 70 1/2?

     A lump-sum distribution is taxed as ordinary income. The special tax treatment rules available to other plans, such as five-year averaging, are not available for IRAs.

25.  What options are available to my beneficiaries upon my death?

     A nonspouse beneficiary has two options - either begin life expectancy payments by December 31 of the year following the year of your death or take a complete distribution of all funds by December 31 of the year containing the fifth anniversary of your death.

     A spouse beneficiary has the same distribution options as a nonspouse beneficiary, plus a spouse beneficiary can choose to treat your IRA as his or her own. Also, your spouse beneficiary can choose to defer receiving the distribution until you would have attained age 70 1/2.

26. Does my beneficiary receive the advantages of the federal estate tax exclusion?

     No. There is no federal estate tax exclusion for IRA death proceeds.

27.  Can my IRA be transferred or rolled over to another IRA?

     Yes. An IRA to IRA transfer is a way of moving funds, tax free, from one IRA to another. You do not actually receive the funds when conducting a transfer, the transaction is handled by the distributing and receiving financial organizations. You can request a transfer as often as you like - there's no limit to the number or frequency of transfers.

     Instead of transferring IRAs, you can choose to rollover the funds. A distribution from an IRA must be rolled to another IRA within 60 days of receiving the funds. Unlike IRA transfers, only one IRA rollover of the same funds may occur during the 12 months preceding the date you received the distribution.

28.  Can I convert my IRA to a Roth IRA?


     You are not eligible to make a conversion if your MAGI is above $100,000. Also, if you are married and file a separate tax return you are not eligible for a conversion. A conversion is considered a distribution of your IRA's value and you will include in income the taxable portion of the distribution (deductible contributions made to the IRA plus interest earned in the IRA).

29.  Can I pledge a part or all of my IRA as collateral for a loan?

     No, the part that is pledged is treated as having been distributed to you. This amount will generally be taxable as ordinary income and will also be subject to the 10% premature distribution penalty tax, unless an exception applies. In addition, if you engage in a prohibited transaction (such as taking a loan) the IRA will lose its tax-exempt status and you must include the IRA's fair market value in your gross income. You must file IRS Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

30.  Are there any administrative charges on my IRA contribution?

     No. The contributions you make to your IRA plan are not reduced by any administrative charges or fees. Thus, your entire contribution is added to your IRA to earn interest.

31.  Must I furnish AAL with information to help with reporting requirements?

     Yes. The government requires that AAL report certain activities. AAL will contact you periodically to get the information needed for this reporting to assure the qualified status of your IRA.

32.  What are my annual filing requirements?

     In most instances your IRA contribution need only be indicated on IRS Form 1040 and filed with the Internal Revenue Service. You must report to the IRS on Form 8606 the amount of nondeductible contributions that are made to the IRA. This information is needed to determine the taxable portion of any distribution you receive from your IRA.

33. Will I receive any information from AAL each year summarizing my previous year IRA contributions?

     Yes. After the end of your tax year (usually in January) AAL will furnish you with the information needed to complete IRS Form 1040. In addition, AAL will furnish the IRS with information on your IRA contribution amounts.

          ROTH INDIVIDUAL RETIREMENT ANNUITY (IRA) DISCLOSURE STATEMENT

Your Roth Individual Retirement Annuity (referred to as Roth IRA) is issued in accordance with Section 408(b) and 408A of the Internal Revenue Code of 1986, as amended.

You may return your Roth IRA to AAL, 4321 North Ballard Road, Appleton, Wisconsin, 54919, (1-800-225-5225), or one of its representatives within 7 days after initially receiving the Roth IRA disclosure statement if for any reason you are not satisfied. Upon such return, your Roth IRA shall be void from the beginning, and AAL will refund all contributions made to the Roth IRA.

Please read this information carefully. It will help familiarize you with the Roth IRA rules and enable you to preserve its tax advantages. Further information can be obtained from any Internal Revenue Service district office.

1.   What is a Roth IRA?

     The Roth IRA is an individual retirement plan introduced by the Taxpayer Relief Act of 1997 to allow funds to be accumulated for retirement. A Roth IRA has two tax advantages. First, interest from contributions accumulates tax deferred within a Roth IRA. Second, distributions from a Roth IRA may be tax-free if certain requirements are met.

2.   Have AAL's Roth IRA certificates been filed with the IRS?

     No. AAL will file the Roth IRA with the IRS when permitted and if required to do so. An approval, if needed, of AAL's Roth IRA will only be for the form of the certificate and will not represent a determination of the merits of the Roth IRA.

3.   What are the eligibility requirements for a Roth IRA?

     You must have earned income to be eligible to contribute to a Roth IRA. Earned income means wages, salaries, fees, commissions, tips, bonuses, alimony, and other amounts you receive for services rendered by you. Earned income does not include social security payments, dividends, interest, rents, royalties, and disability income.

     In addition to receiving earned income, your modified adjusted gross income
     (MAGI) must not exceed a certain limit. Generally, your MAGI is your adjusted gross income, which is the bottom line on the front of your Form 1040 federal income tax return, without taking into account any deductible contribution to a traditional IRA.

     If you are a single filer, you may make the maximum contribution if your MAGI is under $95,000. If your MAGI is between $95,000 and $110,000, you are eligible for a limited contribution to a Roth IRA. If your MAGI exceeds $110,000, you are not eligible for a contribution.

     If you are married filing jointly, you may make the maximum contribution if you and your spouse's MAGI is under $150,000. If your MAGI is between $150,000 and $160,000, you and your spouse are eligible for a limited contribution to a Roth IRA. If MAGI exceeds $160,000, you and your spouse are not eligible for a contribution.

4.   Are Roth IRA contributions tax deductible?

     Contributions to a Roth IRA are never tax deductible.

5.   How much can I contribute to a Roth IRA?

     You can annually contribute up to a maximum of $2,000 of earned income into a Roth IRA, less any contributions to all traditional IRAs for the same tax year. If you are eligible to contribute to a Roth IRA and your spouse has little or no earned income, you may establish a Roth IRA for yourself and a Roth IRA for your spouse. The maximum combined annual contribution for the two Roth IRAs is $4,000 or 100% of your combined earned income, whichever is less. Neither Roth IRA may receive more than $2,000 annually.

6. If I participate in my employers retirement plan at work (such as a 401(k), profit sharing or money purchase plan), can I still make a contribution to a Roth IRA?

     A contribution to a Roth IRA is not limited by your or your spouse's participation in an employer's retirement plan.



                                                  AID ASSOCIATION FOR LUTHERANS
                                                  4321 N. Ballard Road,
                                                  Appleton, WI 54919-0001

7.   Can I contribute to a Roth IRA after the end of my tax year?

     A contribution to a Roth IRA must be made by your tax filing deadline, generally April 15. Your check must be in the mail by the tax filing deadline. Tax filing extensions do not allow contributions to be made after your tax filing deadline. When a contribution is made after the end of the year, you must elect which tax year the contribution is being made for or the default is the current year.

8.   What if I contribute too much in a given year to my Roth IRA?

     You will be subject to a 6% excise tax on excess contribution amounts over the maximum contribution amount determined under question 3. This tax will apply each year in which an excess remains in your Roth IRA. This penalty is avoided if the amount equal to the excess, plus interest, is removed prior to your income tax filing deadline. Please contact AAL to request a removal of any excess contribution from your Roth IRA.

9. What if I made a contribution to a Roth IRA but instead want the contribution to be made to a traditional IRA?

     You can choose to recharacterize all or part of your Roth IRA contribution to a traditional IRA if you determine that you exceed the Roth IRA MAGI limits for making a contribution or you decide you would rather fund a traditional IRA instead of a Roth IRA. You must be eligible to make a traditional IRA contribution. The transfer of funds must include all earnings that have accrued in the Roth IRA. A recharacterization can be made until your federal income tax filing deadline (including extensions).

10.  Can I continue making contributions to my Roth IRA past age 70 1/2?

     You can continue making contributions to your Roth IRA as long as you or your spouse (if joint filers) have earned income.

11.  Can I make additional contributions to my Roth IRA?

     This depends upon whether you have selected a single or flexible premium certificate. If you have selected a single premium certificate, no further contributions can be made to that certificate. A new Roth IRA must be established to make additional contributions. If you have selected a flexible premium certificate, additional contributions can be made as long as you do not exceed the contribution limits.

12.  When can I take a tax free distribution from my Roth IRA?

     If you meet the definition of a qualified distribution, you can receive tax free distributions from your Roth IRA.

13.  What are qualified distributions from a Roth IRA?

     The major advantage of a Roth IRA compared to a traditional IRA is that a qualified distribution from a Roth IRA is tax free. Upon receiving a qualified distribution from a Roth IRA, the amount received will not be included in your gross income. A qualified distribution is any distribution made after the five year holding period is satisfied AND: on or after you attain age 59 1/2, or after your death, or you are disabled, or you are a first time homebuyer (subject to a $10,000 lifetime distribution limit). If the Roth IRA has been held for five years and any one of the four triggering events has occurred, you can receive a tax free distribution from your Roth IRA.

14.  How does the five year holding period work?

     To meet the requirement for a qualified distribution, you must satisfy a five year holding period and satisfy one of the four possible triggering events stated in question 13. For all Roth IRAs, the five year period begins with the year of the first contribution or conversion to any Roth IRA. This rule applies to any contribution or conversion made to a Roth IRA, even if the funds are maintained in separate Roth IRAs. Separate five year periods do not start with respect to each year's contribution or conversion.

     For example, if you make a $2,000 contribution to a Roth IRA in 1998 and make a conversion to a Roth IRA in 1999, the five year holding period for the conversion made in 1999 will relate back to the year of the first contribution, 1998.

     If you make a contribution for a Roth IRA by your tax filing deadline, this can be considered a contribution for the previous tax year, if you have made a proper election to do this. In such a case, the five year holding period begins to run with the tax year to which the contribution relates, not the year in which the contribution is actually made.

15.  What  happens  if  I  do  not  meet  the   requirements   for  a  qualified
     distribution, but still remove funds from my Roth IRA?

     Any distributions which do not meet the requirements of a qualified distribution are first considered to be a return of cost basis. If you have not converted any traditional IRA balances to a Roth IRA, the following rules apply. Cost basis from annual contributions are removed first, tax free. Any amounts distributed beyond cost basis is taxable as ordinary income and may be subject to the 10% premature distribution penalty tax, unless you meet an exception. See question 22.

     For example, if you establish a Roth IRA with a $2,000 contribution in 1998 (and do not make any additional contributions) and two years later decide to remove the entire amount, which had grown to $2,110, you would be taxed on $110 and also be subject to the 10% premature distribution penalty tax on this amount unless an exception applies. The $2,000 would be a tax free return of cost basis.

     If you have converted a traditional IRA into a Roth IRA and also have made annual contributions to a Roth IRA, and take a distribution that does not meet the requirements of a qualified distribution, the following ordering rules apply. First, the distribution will satisfy annual contribution cost basis, then conversion cost basis, and lastly interest. If the nonqualified distribution exceeds contribution and conversion cost basis, you will be taxed as ordinary income on the amount that exceeds cost basis and may be subject to the 10% premature distribution penalty tax, unless you meet an exception. See question 22. Note that additional rules apply to removal of cost basis from conversion amounts within a stated time period. See question 21.

     Also, if amounts are distributed within seven years from the date your certificate is issued, AAL withdrawal charges will still apply.

16.  What is the latest age I must begin to take distributions from my Roth IRA?

     No distributions are required to be paid while you are alive. The tradi-tional IRA rules that require you to take a distribution by April 1 after you reach age 70 1/2, do not apply to Roth IRAs. However, after your death, distributions must be taken by your beneficiary.

17.  Can I convert my traditional IRA to a Roth IRA?

     Yes, if you have MAGI of $100,000 or under, you can convert a traditional IRA into a Roth IRA. In addition, if you are married, you must be a joint filer to be eligible for the conversion. A traditional IRA is considered any IRA that you previously made deductible or nondeductible contributions to. SEP and SIMPLE IRAs can be converted to a Roth IRA. For SIMPLE IRAs, a conversion may be done only after the expiration of the two year period when the individual first participates in the plan.

     Qualified  retirement  plans  cannot be  converted  directly to a Roth IRA.
     Qualified retirement plans, such as your 401(k) plan or tax sheltered annuity, can be rolled to a traditional IRA and then converted into a Roth IRA. The amount being converted from a traditional IRA is not included in the $100,000 aggregate limit.

     You may not convert any minimum required distribution amount that you are required to receive from your traditional IRA when you reach age 70 1/2.


18.  What other rules apply to conversions?

     A conversion of a traditional IRA to a Roth IRA is a taxable event. It is considered a distribution of the traditional IRA's cash value. Therefore, you must include in income the taxable portion of the conversion amount. For 1998 conversions, you could either prorate the taxable income from the distribution over the next four years (1998, 1999, 2000, and 2001) or you could choose to include all taxable income caused by the conversion on your 1998 tax return. For conversions after 1998, all of the income caused by the conversion must be included in that year. The four year spread out of income only applies to conversions made in 1998.

19. What happens if I convert in 1998, choose to spread the taxable income over the next four years, and die sometime between 1998 and 2001?

     If you die during the four year spread period for 1998 conversions, any amounts remaining to be included in taxable income as a result of the 1998 conversion would be includible as income on your final tax return. However, if your spouse is the sole beneficiary of the Roth IRA, your spouse will be allowed to elect to continue the deferral by including the remaining amounts in his/her income over the remainder of the four year period.


20.  Does the 10% premature distribution penalty apply upon conversion?

     No. The penalty will not apply. However, the penalty will apply to that amount distributed from the traditional IRA but not converted into the Roth IRA.


21. After I convert my traditional IRA to a Roth IRA, can I withdraw my cost basis from the Roth IRA without tax implications?

     No. If you convert to a Roth IRA in 1998 and you have chosen to spread the taxable income over the next four years, any distributions before 2001 will cause the income taxation to be accelerated faster than anticipated as under the four year spread. You cannot convert to a Roth IRA and immediately remove the dollars without including the distribution in income. For conversions after 1998, this acceleration of income provision will not apply.

     In addition, the 10% premature distribution penalty tax will apply to converted amounts that are distributed within five years of the conversion, unless you meet one of the exceptions stated in question 22. This penalty applies regardless of whether or not you used the four year spread option for 1998 conversions.

22. What are the exceptions to the 10% premature distribution penalty tax for a Roth IRA?

     The exceptions to the 10% premature distribution penalty tax for the Roth IRA are the same as the exceptions for traditional IRAs: attainment of age 59 1/2, death, disability, substantially equal periodic payments, health insurance premiums for unemployed individuals who have received unemployment compensation for twelve consecutive weeks, unreimbursed medical expenses that exceed 7.5% of adjusted gross income, qualified higher education expenses, and first time homebuyer ($10,000 lifetime limit).

23.  What are qualified higher education expenses?

     This is an exception to the 10% premature distribution penalty tax for amounts distributed to pay certain post-secondary education expenses such as tuition, fees, books, supplies, equipment, and even room and board in some cases. Distributions under this exception can be made for yourself, children, grandchildren, or your spouse. Amounts distributed from the Roth IRA will still be subject to ordinary income taxation, but the 10% premature distribution penalty tax will not apply.

24.  What is the first time homebuyer exception?

     The first time homebuyer exception allows a lifetime limit of $10,000 to be distributed from a Roth IRA to use for the purchase of a home. Generally, you are a first time homebuyer if you had no present ownership in a home during the two year period prior to the purchase. A total lifetime limit of $10,000 can be distributed under this exception for yourself, children, or grandchildren.

     The amount distributed for a first time homebuyer from a Roth IRA can be either taxable or tax free depending upon whether the Roth IRA has been held for five years. For example, if the Roth IRA has met the five year holding period requirement, a first time homebuyer is a triggering event which allows a lifetime limit up to $10,000 to be distributed tax free. However, if the Roth IRA did not meet the five year holding period requirement, and a distribution occurs, the total amount distributed that exceeds cost basis would be taxable at ordinary income rates. In both cases, the 10% premature distribution penalty would not apply.

25. How will I be taxed if I am disabled, or I have medical expenses totaling over 7.5% of my adjusted gross income, or I pay health insurance premiums while unemployed for myself, my spouse, or my dependents and take a distribution before age 59 1/2?

     The distribution is taxable as ordinary income as received but is not subject to the 10% premature distribution penalty tax. You are considered to be disabled if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration. You will not be considered to be disabled unless you furnish proof of the existence in such a manner as required by the IRS.

26.  Can my Roth IRA be transferred or rolled over to another Roth IRA?

     Yes. A Roth IRA to Roth IRA transfer is a way of moving funds, tax free, from one Roth IRA to another. You do not actually receive the funds when conducting a transfer, the transaction is handled by the distributing and receiving financial organizations. You can request a transfer as often as you like - there's no limit to the number or frequency of transfers.

     Instead of transferring Roth IRAs, you can choose to rollover the funds. A distribution from a Roth IRA must be rolled to another Roth IRA within 60 days of receiving the funds. Unlike Roth IRA transfers, only one Roth IRA rollover of the same funds may occur during the 12 months preceding the date you received the distribution.

27. Can I convert to a Roth IRA and then transfer the funds back to a traditional IRA if I choose?

     If you convert a traditional IRA into a Roth IRA, you may transfer all or part of the converted amounts and all earnings from your Roth IRA to any traditional IRA prior to the due date of your tax return, including extensions. This process is called recharacterization. After you have recharacterized to a traditional IRA, you also have the option to reconvert back into a Roth IRA if you meet the Roth IRA eligibility requirements. If you performed a 1998 conversion, you may also do one recharacterization/reconversion in 1999 by the due date of your tax return, including extensions.

     If you convert to a Roth IRA for the first time in 1999, you can recharacterize/reconvert once in 1999. Each conversion, recharacterization, and reconversion will generate separate tax reporting.

28.  What options are available to beneficiaries upon my death?

     A nonspouse beneficiary has two options - either begin life expectancy payments by December 31 of the year following the year of your death or take a complete distribution of all funds by December 31 of the year containing the fifth anniversary of your death.

     A spouse beneficiary has the same distribution options as a nonspouse beneficiary, plus a spouse beneficiary can choose to treat your Roth IRA as his or her own. These distributions may either be taxable or tax free depending on whether the five year holding period was satisfied. See question 13 for a discussion on qualified distributions.

29.  Can I pledge a part or all of my Roth IRA as collateral for a loan?

     No, the part that is pledged is treated as having been distributed to you. This amount will generally be taxable as ordinary income and will also be subject to the 10% premature distribution penalty tax, unless an exception applies. In addition, if you engage in a prohibited transaction (such as taking a loan) the Roth IRA will lose its tax exempt status and you must include the fair market value of the interest in your gross income. You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

30. Does my beneficiary receive the advantage of the federal estate tax exclusion?

     No. There is no federal estate tax exclusion for Roth IRA death proceeds.

31. Does the five year or ten year forward averaging tax apply to Roth IRA distributions?

     No.

32.  Must  I  furnish  AAL  with   information   to  help  with  the   reporting
     requirements?

     Yes. The government requires that AAL report certain activities. AAL will contact you periodically to get the information needed for this reporting to assure the qualified status of your Roth IRA.

33. Will I receive any information from AAL each year summarizing my previous year Roth IRA contributions?

     Yes. After the end of your tax year
     (usually in January) AAL will furnish you with the information needed to complete IRS Form 1040. In addition, AAL will furnish the IRS with information on your Roth IRA contribution amounts.

34. Where do I report any transactions regarding my Roth IRA, such as conversions, distributions, or recharacterizations?

     On IRS form 8606. Also see IRS Publication 590 for additional information regarding Roth IRAs.